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                                                                    EXHIBIT 23.5

              [LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

                                                                  March 16, 1999

Hugoton Royalty Trust
901 Main St., 17th Floor
Dallas, Texas 75202

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Forth Worth, Texas 76102

Re:  Securities and Exchange Commission
     Form S-1 Registration Statement No. 333-68441

Gentlemen:

     The firm of Miller and Lents, Ltd. consents to the incorporation of its estimated Proved Reserves, Future Net Revenues, and Present Values of Future Net Revenues for the Hugoton Royalty Trust and Cross Timbers Oil Company in their Form S-1 Registration Statement, No. 333-68441, and to references to our Firm in such registration statement.

     Miller and Lents, Ltd. has no interests in Hugoton Royalty Trust or Cross Timbers Oil Company or any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee, or otherwise, connected with Hugoton Royalty Trust or Cross Timbers Oil Company. We are not employed by Hugoton Royalty Trust or Cross Timbers Oil Company on a contingent basis.


                               Yours very truly,

                               MILLER AND LENTS, LTD.

                               By: /s/ James C. Pearson
                                  --------------------------------
                                  James C. Pearson
                                  President